Exhibit 5

May 17, 2005

Tripos, Inc.

1699 South Hanley Road

St. Louis, MO 63144

Ladies and Gentlemen:

We have acted as special local counsel to Tripos, Inc., a Utah corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-1 (as amended, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the sale, from time to time, by certain stockholders of the Company (the "Selling Stockholders") identified in the prospectus included in the Registration Statement (the "Prospectus") of up to an aggregate of 867,371 shares of the Company's common stock (the "Shares"). 711,121 of the Shares have been issued and are currently outstanding, and the remaining 156,250 Shares are issuable upon the exercise of certain issued and outstanding warrants (the "Warrants"), as more specifically described in the Prospectus.

We have examined and relied upon executed originals, counterparts, or copies of such documents, records, and certificates (including certificates of public officials and officers of the Company) as we considered necessary or appropriate for enabling us to express the opinions set forth herein. In all such examinations, we have assumed the authenticity and completeness of all documents submitted to us as originals and the conformity to originals and completeness of all documents submitted to us as photostatic, conformed, notarized or certified copies.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Utah.

2. The 711,121 currently outstanding Shares have been validly issued, and are fully paid and nonassessable.

3. The 156,250 Shares issuable on exercise of the Warrants are duly authorized and reserved for issuance and, when issued and delivered in accordance with the terms of the Warrants, including but not limited to payment in full of the exercise price for such Shares, such Shares will be validly issued, fully paid, and nonassessable.

We express no opinion concerning the laws of any jurisdiction other than the laws of the United States of America and the State of Utah.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

The foregoing opinions are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.

Sincerely,

Snell & Wilmer L.L.P.

/s/ Snell & Wilmer L.L.P.